Exhibit 3.1

EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SOLYNDRA, INC.

Solyndra, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name under which the Corporation was originally incorporated is Gronet Technologies, Inc.

B. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 10, 2005.

C. This Eighth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

D. The Seventh Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this corporation is Solyndra, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE III

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, DE 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock, designated, respectively, as “Common Stock” and “Preferred Stock.” The Corporation is authorized to issue a total of 471,409,052 shares of stock, each with a par value of $0.00001 per share. 300,000,000 shares shall be designated as Common Stock and 171,409,052 shares shall be designated as Preferred Stock.

(B) Rights, Privileges, Preferences and Powers of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series as may be determined from time to time by the Board of Directors of the Corporation

(the “Board”). The first series of Preferred Stock shall be designated “Series A-1 Preferred Stock,” and shall consist of 11,037,499 shares. The second series of Preferred Stock shall be designated “Series A-2 Preferred Stock,” (together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”) and shall consist of 6,293,987 shares. The third series of Preferred Stock shall be designated as “Series B Preferred Stock,” and shall consist of 25,384,606 shares. The fourth series of Preferred Stock shall be designated as “Series C-1 Preferred Stock,” and shall consist of 10,427,517 shares. The fifth series of Preferred Stock shall be designated as “Series C-2 Preferred Stock,” and shall consist of 13,331,611 shares (together with the Series C-1 Preferred Stock, the “Series C Preferred Stock”). The sixth series of Preferred Stock shall be designated as “Series D-2 Preferred Stock,” and shall consist of 1,358,593 shares. The seventh series of Preferred Stock shall be designated as “Series D-3 Preferred Stock,” and shall consist of 2,173,754 shares (together with the Series D-2 Preferred Stock, the “Series D Preferred Stock”). The eighth series of Preferred Stock shall be designated as “Series E Preferred Stock,” and shall consist of 29,257,485 shares. The ninth series of Preferred Stock shall be designated as “Series F Preferred Stock,” and shall consist of 72,144,000 shares.

The rights, privileges, preferences, powers and other matters relating to the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are set forth below in this Article IV(B). All cross references in this Article IV(B) refer to other sections or subsections in this Article IV(B) unless otherwise indicated.

1. Definitions. For purposes of this Certificate of Incorporation, the following definitions shall apply:

(a) “Anti-Dilution Hurdle” means $1.1703 (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like).

(b) “Change of Control” means the occurrence of any of the following events: (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, management buyout, merger or consolidation) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, a majority of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; or (ii) the sale, conveyance, lease, exclusive license in all geographic territories and all fields of use, or other disposition of all or substantially all of the Corporation’s assets, property or business (including, but not limited to, all or substantially all of the Corporation’s intellectual property); provided, however, that the following shall not be considered a Change of Control: (x) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (y) an equity financing primarily for capital-raising purposes in which the Corporation is the surviving corporation and in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain a majority of the total voting power represented by the voting securities of the Corporation after such transaction, or (z) the issuance by the Corporation of a non-exclusive license to the Corporation’s intellectual property.

(c) “Closing” has the meaning ascribed to it in the Series F Purchase Agreement.

(d) “DOE Loan Guarantee Financing” means the financing of Phase I of the Corporation’s Fab 2 manufacturing facility through a credit facility to be provided by the Federal Financing Bank and guaranteed by the United States Department of Energy substantially as described in that certain term sheet, dated as of March 20, 2009, executed by the Corporation and the Secretary of Energy of the United States.

(e) “Equity Purchase Agreement” means that Equity Purchase Agreement, dated March 25, 2008 between the Corporation and certain investors, as the same may be amended from time to time.

(f) “Filing Date” means the date and time this Certificate of Incorporation was filed with the Secretary of State of the State of Delaware.

(g) “Group” means two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the applicable securities referred to herein.

(h) “Junior Dividend Stock” means and includes Common Stock and any series of Preferred Stock that ranks junior to the Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and the Series A Preferred Stock as to dividend rights.

(i) “Lender Series F Warrant” means a warrant exercisable for 12,612,567 shares of Series F Preferred Stock issued to Argonaut Ventures I, L.L.C. pursuant to the terms of the Loan and Security Agreement.

(j) “Loan and Security Agreement” means that certain Loan and Security Agreement by and among Argonaut Ventures I, L.L.C. and the Corporation, dated on or about July 17, 2009.

(k) “Note and Warrant Purchase Agreement” means that Note and Warrant Purchase Agreement, dated as of July 25, 2008, between the Corporation and certain investors, as the same may be amended from time to time.

(l) “Original Issue Price” means $1.00 in the case of Series A-1 Preferred Stock, $1.563 in the case of Series A-2 Preferred Stock, $3.12 in the case of Series B Preferred Stock, $5.9377 in the case of Series C-1 Preferred Stock, $11.5515 in the case of Series C-2 Preferred Stock, $18.4014 in the case of Series D-2 Preferred Stock, $23.0017 in the case of Series D-3 Preferred Stock, $10.0582 in the case of the Series E Preferred Stock, and $3.9643 in the case of the Series F Preferred Stock (in each case as adjusted for any stock dividends, combinations, splits, recapitalizations or the like on, of or affecting such series of Preferred Stock).

(m) “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or government, political subdivision, agency or instrumentality.

(n) “Preferred Stock Representatives” has the meaning ascribed to it in Section 5(b).

(o) “Series A Junior Dividend Stock” means and includes the Common Stock and any series of Preferred Stock that ranks junior to the Series A Preferred Stock as to dividend rights.

(p) “Series A Junior Stock” means and includes the Common Stock and any series of Preferred Stock ranking on liquidation junior to the Series A Preferred Stock.

(q) “Series A Preferred Stock Representatives” has the meaning ascribed to it in Section 5(b).

(r) “Series A Senior Stock” means and includes the Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, and Series B Preferred Stock.

(s) “Series B Junior Dividend Stock” means and includes the Series A Preferred Stock, Common Stock, and any other series of Preferred Stock that ranks junior to the Series B Preferred Stock as to dividend rights.

(t) “Series B Junior Stock” means and includes the Series A Preferred Stock, Common Stock, and any other series of Preferred Stock ranking on liquidation junior to the Series B Preferred Stock.

(u) “Series B Preferred Stock Representative” has the meaning ascribed to it in Section 5(b).

(v) “Series B Senior Stock” means and includes the Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, and Series C Preferred Stock.

(w) “Series C Junior Dividend Stock” means and includes the Series B Preferred Stock, Series A Preferred Stock, Common Stock, and any other series of Preferred Stock that ranks junior to the Series C Preferred Stock as to dividend rights.

(x) “Series C Junior Stock” means and includes the Series B Preferred Stock, Series A Preferred Stock, Common Stock, and any other series of Preferred Stock ranking on liquidation junior to the Series C Preferred Stock.

(y) “Series C Preferred Stock Representatives” has the meaning ascribed to it in Section 5(b).

(z) “Series C Senior Stock” means and includes the Series F Preferred Stock, Series E Preferred Stock, and Series D Preferred Stock.

(aa) “Series D Junior Dividend Stock” means and includes the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Common Stock, and any other series of Preferred Stock that ranks junior to the Series D Preferred Stock as to dividend rights.

(bb) “Series D Junior Stock” means and includes the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Common Stock, and any other series of Preferred Stock ranking on liquidation junior to the Series D Preferred Stock.

(cc) “Series D Senior Stock” means and includes the Series E Preferred Stock and Series F Preferred Stock.

(dd) “Series E Junior Dividend Stock” means and includes the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Common Stock, and any other series of Preferred Stock that ranks junior to the Series E Preferred Stock as to dividend rights.

(ee) “Series E Junior Stock” means and includes the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Common Stock, and any other series of Preferred Stock ranking on liquidation junior to the Series E Preferred Stock.

(ff) “Series E Preferred Stock Representative” has the meaning ascribed to it in Section 5(b).

(gg) “Series E Purchase Agreement” means that Series E Preferred Stock Purchase Agreement, dated November 24, 2008 between the Corporation and certain investors, as the same may be amended from time to time.

(hh) “Series E Senior Stock” means and includes the Series F Preferred Stock.

(ii) “Series F Junior Dividend Stock” means and includes the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Common Stock, and any other series of Preferred Stock that ranks junior to the Series F Preferred Stock as to dividend rights.

(jj) “Series F Junior Stock” means and includes the Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Common Stock, and any other series of Preferred Stock ranking on liquidation junior to the Series F Preferred Stock.

(kk) “Series F Preferred Stock Representative” has the meaning ascribed to it in Section 5(b).

(ll) “Series F Purchase Agreement” means that Series F Preferred Stock Purchase Agreement, dated on or about July 17, 2009 between the Corporation and certain investors, as the same may be amended from time to time.

(mm) “Stock Exchange Agreement” means that Stock Exchange Agreement, dated on or about November 24, 2008 between the Corporation and certain of its stockholders, as the same may be amended from time to time.

2. Dividend Provisions.

(a) The holders of Series F Preferred Stock shall be entitled to receive dividends prior and in preference to the payment of any dividends on the Series F Junior Dividend Stock at a rate of $0.3171 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like on, of or affecting such Series F Preferred Stock), per annum, out of any assets of the Corporation legally available therefor. Such dividends shall be payable only if, as and when declared by the Board and shall be non-cumulative.

(b) After the total amount of the annual dividend for the Series E Senior Stock shall have first been paid, or declared and set apart for payment, to the holders of Series E Senior Stock as specified in Section 2(a) above, the holders of Series E Preferred Stock shall be entitled to receive dividends prior and in preference to the payment of any dividends on the Series E Junior Dividend Stock at a rate of $0.8047 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like on, of or affecting such Series E Preferred Stock), per annum, out of any assets of the Corporation legally available therefor. Such dividends shall be payable only if, as and when declared by the Board and shall be non-cumulative.

(c) After the total amount of the annual dividend for the Series D Senior Stock shall have first been paid, or declared and set apart for payment, to the holders of Series D Senior Stock as specified in Sections 2(a) and 2(b) above, the holders of Series D-2 Preferred Stock and the holders of Series D-3 Preferred Stock shall be entitled to receive dividends, on a pari passu basis according to their respective dividend preferences as set forth herein, prior and in preference to the payment of any dividends on the Series D Junior Dividend Stock, at a rate of $1.4721 per share and $1.8401 per share, respectively (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like on, of or affecting such Series D Preferred Stock), per annum, out of any assets of the Corporation legally available therefor. Such dividends shall be payable only if, as and when declared by the Board and shall be non-cumulative.

(d) After the total amount of the annual dividend for the Series C Senior Stock shall have first been paid, or declared and set apart for payment, to the holders of Series C Senior Stock as specified in Sections 2(a), 2(b), and 2(c) above, the holders of Series C-1 Preferred Stock and the holders of Series C-2 Preferred Stock shall be entitled to receive dividends, on a pari passu basis according to their respective dividend preferences as set forth herein prior and in preference to the payment of any dividends on the Series C Junior Dividend Stock, at a rate of $0.4750 per share and $0.9241 per share, respectively (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like on, of or affecting such Series C Preferred Stock), per annum, out of any assets of the Corporation legally available therefor. Such dividends shall be payable only if, as and when declared by the Board and shall be non-cumulative.

(e) After the total amount of the annual dividend for the Series B Senior Stock shall have first been paid, or declared and set apart for payment, to the holders of Series B Senior Stock as specified in Sections 2(a), 2(b), 2(c), and 2(d) above, the holders of shares of Series B Preferred Stock shall be entitled to receive dividends prior and in preference to the payment of any dividends on the Series B Junior Dividend Stock, at a rate of $0.2496 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like on, of or affecting such Series B Preferred Stock), per annum, out of any assets of the Corporation legally available therefor. Such dividends shall be payable only if, as and when declared by the Board and shall be non-cumulative.

(f) After the total amount of the annual dividend for the Series A Senior Stock shall have first been paid, or declared and set apart for payment, to the holders of the Series A Senior Stock as specified in Sections 2(a), 2(b), 2(c), 2(d) and 2(e) above, the holders of shares of Series A-1 Preferred Stock and the holders of shares of Series A-2 Preferred Stock shall be entitled to receive dividends, on a pari passu basis according to their respective dividend preferences as set forth herein but prior and in preference to the payment of any dividends on the Series A Junior Dividend Stock, at a rate of $0.08 and $0.12504 per share, respectively (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like on, of or affecting such series of Preferred Stock), per annum, out of any assets of the Corporation legally available therefor. Such dividends shall be payable only if, as and when declared by the Board and shall be non-cumulative.

(g) No dividends (other than those payable solely in Junior Dividend Stock) shall be paid or declared and set apart on any class or series of Junior Dividend Stock during any fiscal year of the Corporation unless (i) an amount equal to $0.3171 per share in the case of the Series F Preferred Stock, an amount equal to $0.8047 per share in the case of the Series E Preferred Stock, an amount equal to $1.4721 per share in the case of the Series D-2 Preferred Stock, an amount equal to $1.8401 per share in the case of the Series D-3 Preferred Stock, an amount equal to $0.4750 per share in the case of the Series C-1 Preferred Stock, an amount equal to $0.9241 per share in the case of the Series C-2 Preferred Stock, an amount equal to $0.2496 per share in the case of the Series B Preferred Stock, an amount equal to $0.08 per share in the case of Series A-1 Preferred Stock, and an amount equal to $0.12504 per share in the case of Series A-2 Preferred Stock (in each case as adjusted for any stock dividends, combinations, splits, recapitalizations or the like on, of or affecting such series of Preferred Stock) have been paid or declared and set apart on the outstanding shares of Series F Preferred Stock, Series E Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, during that fiscal year and (ii) an additional dividend in an amount that is at least proportionate to the dividend being paid or declared and set apart on such class or series of Junior Dividend Stock (based upon the respective annual dividend rates for shares of Series F Preferred Stock, Series E Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, and

shares of such class or series of Junior Dividend Stock or the respective number of shares of Common Stock into which each share of Series F Preferred Stock, Series E Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, and each share of such class or series of Junior Dividend Stock is convertible or constitutes, whichever is more favorable to the holders of Series F Preferred Stock, Series E Preferred Stock, the holders of Series D-2 Preferred Stock, the holders of Series D-3 Preferred Stock, the holders of Series C-1 Preferred Stock, the holders of Series C-2 Preferred Stock, the holders of Series B Preferred Stock, the holders of Series A-1 Preferred Stock and the holders of Series A-2 Preferred Stock or in the case of any class or series of Junior Dividend Stock that has no annual dividend rate and is neither Common Stock nor convertible into Common Stock, as determined in good faith by a majority of the Board, which majority shall include at least two Series A Preferred Stock Representatives, the Series B Preferred Stock Representative, all of the Series C Preferred Stock Representatives, the Series E Preferred Stock Representative and the Series F Preferred Stock Representative, if any) is concurrently paid or declared and set apart, as the case may be, on the outstanding shares of Series F Preferred Stock, Series E Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series B Preferred Stock, the Series A-1 Preferred Stock, and the Series A-2 Preferred Stock.

(h) No dividend shall be paid or declared and set apart on any series of Preferred Stock for any dividend period unless there is concurrently paid or declared and set apart, as the case may be, on the outstanding shares of Series F Preferred Stock, Series E Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, and Series A-2 Preferred Stock, a proportionate dividend (based upon the respective annual dividend rates for each series of Preferred Stock or the respective number of shares of Common Stock into which each share of each series of Preferred Stock is convertible, or in the case any series of Preferred Stock has no annual dividend rate and is not convertible into Common Stock, as determined in good faith by a majority of the Board, which majority shall include at least two Series A Preferred Stock Representatives, the Series B Preferred Stock Representative, all of the Series C Preferred Stock Representatives, the Series E Preferred Stock Representative and the Series F Preferred Stock Representative, if any).

(i) In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons or entities, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of outstanding shares of Series A-1 Preferred Stock, the holders of Series A-2 Preferred Stock, the holders of Series B Preferred Stock, the holders of Series C-1 Preferred Stock, the holders of Series C-2 Preferred Stock, the holders of Series D-2 Preferred Stock, the holders of Series D-3 Preferred Stock, the holders of Series E Preferred Stock, and the holders of Series F Preferred Stock shall be entitled to a proportionate share of any such distribution as though such holders were holders of the number of shares of Common Stock into which their respective shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series D-2 Preferred Stock, Series D-3 Preferred Stock, Series E Preferred Stock, and/or Series F Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

3. Liquidation.

(a) Preference. In the event of any liquidation, dissolution, shut down, cessation of business or winding up of the Corporation, whether voluntary or involuntary, or, subject to Section 3(c), upon a Change of Control (any of which shall be a “Liquidation Transaction”), the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to the stockholders in the following manner:

(i) The holders of Series F Preferred Stock shall be entitled to be paid out of the Available Funds and Assets on a pari passu basis prior and in preference to any payment or distribution (or any setting apart for payment or distribution) of any Available Funds and Assets to the holders of Series F Junior Stock, an amount per share equal to the Original Issue Price applicable to the Series F Preferred Stock plus all declared and unpaid dividends thereon. If, upon the occurrence of a Liquidation Transaction, the Available Funds and Assets thus distributed among the holders of Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Available Funds and Assets of the Corporation shall be distributed ratably among the holders of Series F Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive with respect thereto.

(ii) If there are any Available Funds and Assets remaining after payment or distribution (or the setting aside for payment or distribution) to the holders of Series E Senior Stock as described in subsection (i) of this Section 3(a), then the holders of Series E Preferred Stock shall be entitled to be paid out of the Available Funds and Assets on a pari passu basis prior and in preference to any payment or distribution (or any setting apart for payment or distribution) of any Available Funds and Assets to the holders of Series E Junior Stock, an amount per share equal to the Original Issue Price applicable to the Series E Preferred Stock plus all declared and unpaid dividends thereon. If, upon the occurrence of a Liquidation Transaction, the Available Funds and Assets thus distributed among the holders of Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Available Funds and Assets of the Corporation that have not been paid or distributed (or set aside for payment or distribution) to the holders of Series E Senior Stock pursuant to subsection (i) of this Section 3(a) shall be distributed ratably among the holders of Series E Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive with respect thereto.

(iii) If there are any Available Funds and Assets remaining after payment or distribution (or the setting aside for payment or distribution) to the holders of Series D Senior Stock as described in subsections (i) and (ii) of this Section 3(a), then the holders of Series D-2 Preferred Stock and the holders of Series D-3 Preferred Stock shall be entitled to be paid out of the Available Funds and Assets on a pari passu basis prior and in preference to any payment or distribution (or any setting apart for payment or distribution) of any Available Funds and Assets to the holders of Series D Junior Stock, an amount per share equal to the Original

Issue Price applicable to the Series D-2 Preferred Stock and Series D-3 Preferred Stock, respectively, plus all declared and unpaid dividends thereon. If, upon the occurrence of a Liquidation Transaction, the Available Funds and Assets thus distributed among the holders of Series D-2 Preferred Stock and the holders of Series D-3 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Available Funds and Assets of the Corporation that have not been paid or distributed (or set aside for payment or distribution) to the holders of Series D Senior Stock pursuant to subsections (i) and (ii) of this Section 3(a) shall be distributed ratably among the holders of Series D-2 Preferred Stock and the holders of Series D-3 Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive with respect thereto.

(iv) If there are any Available Funds and Assets remaining after payment or distribution (or the setting aside for payment or distribution) to the holders of Series C Senior Stock as described in subsections (i), (ii) and (iii) of this Section 3(a), then the holders of Series C-1 Preferred Stock and the holders of Series C-2 Preferred Stock shall be entitled to be paid out of the Available Funds and Assets on a pari passu basis prior and in preference to any payment or distribution (or any setting apart for payment or distribution) of any Available Funds and Assets to the holders of Series C Junior Stock, an amount per share equal to the Original Issue Price applicable to the Series C-1 Preferred Stock and Series C-2 Preferred Stock, respectively, plus all declared and unpaid dividends thereon. If, upon the occurrence of a Liquidation Transaction, the Available Funds and Assets thus distributed among the holders of Series C-1 Preferred Stock and the holders of Series C-2 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Available Funds and Assets of the Corporation that have not been paid or distributed (or set aside for payment or distribution) to the holders of Series C Senior Stock pursuant to subsections (i), (ii) and (iii) of this Section 3(a) shall be distributed ratably among the holders of Series C-1 Preferred Stock and the holders of Series C-2 Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive with respect thereto.

(v) If there are any Available Funds and Assets remaining after payment or distribution (or the setting aside for payment or distribution) to the holders of Series B Senior Stock as described in subsections (i), (ii), (iii) and (iv) of this Section 3(a), then the holders of Series B Preferred Stock shall be entitled to be paid out of the Available Funds and Assets on a pari passu basis prior and in preference to any payment or distribution (or any setting apart for payment or distribution) of any Available Funds and Assets to the holders of Series B Junior Stock, an amount per share equal to the Original Issue Price applicable to the Series B Preferred Stock plus all declared and unpaid dividends thereon. If, upon the occurrence of a Liquidation Transaction, the Available Funds and Assets thus distributed among the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Available Funds and Assets of the Corporation that have not been paid or distributed (or set aside for payment or distribution) to the holders of Series B Senior Stock pursuant to subsections (i), (ii), (iii) and (iv) of this Section 3(a) shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive with respect thereto.

(vi) If there are any Available Funds and Assets remaining after payment or distribution (or the setting aside for payment or distribution) to the holders of Series A Senior Stock as described in subsections (i), (ii), (iii), (iv) and (v) of this Section 3(a), then the holders of Series A-1 Preferred Stock and the holders of Series A-2 Preferred Stock shall be entitled to be paid out of the Available Funds and Assets on a pari passu basis prior and in preference to any payment or distribution (or any setting apart for payment or distribution) of any Available Funds and Assets on any shares of Series A Junior Stock, an amount per share equal to the Original Issue Price applicable to the Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, plus any declared and unpaid dividends thereon. If, upon the occurrence of a Liquidation Transaction, the Available Funds and Assets thus distributed among the holders of Series A Preferred Stock and the holders of Series A Parity Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Available Funds and Assets of the Corporation that have not been paid or distributed (or set aside for payment or distribution) to the holders of Series A Senior Stock pursuant to subsections (i), (ii), (iii), (iv) and (v) of this Section 3(a) shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive.

(b) Remaining Assets. If there are any Available Funds and Assets remaining after the completion of the distribution required by Section 3(a), then any remaining Available Funds and Assets shall be distributed among the holders of Series A-1 Preferred Stock, the holders of Series A-2 Preferred Stock, the holders of Series B Preferred Stock, the holders of Series C-1 Preferred Stock, the holders of Series C-2 Preferred Stock, the holders of Series D-2 Preferred Stock, the holders of Series D-3 Preferred Stock, the holders of Series E Preferred Stock, the holders of Series F Preferred Stock, and the holders of Common Stock pro rata based on the number of shares of Common Stock held by each such holder, where, for this purpose, holders of shares of Preferred Stock will be deemed to hold (in lieu of their Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Preferred Stock pursuant to Section 4.

(c) Deemed Liquidation. Unless holders of a majority of the outstanding shares of Series F Preferred Stock, holders of a majority of the outstanding shares of Series E Preferred Stock, holders of a majority of the outstanding shares of Series D Preferred Stock, holders of a majority of the outstanding shares of Series C Preferred Stock, holders of at least 60% of the outstanding shares of Series B Preferred Stock and holders of a majority of the outstanding shares of Series A Preferred Stock, voting as separate classes, shall elect otherwise by an affirmative vote or by written consent, a Change of Control shall be treated as a Liquidation Transaction and shall entitle the holders of Preferred Stock to receive in cash, securities or other property (with any non-cash amounts being valued as provided in Section 3(d)) the amounts specified in Sections 3(a) and 3(b).

(d) Valuation of Consideration. Subject to the following provisions of this Section 3(d), the value of any assets, securities or other property (other than cash) to be received by stockholders of the Corporation pursuant to Sections 3(a), 3(b) and/or 3(c), shall be equal to the fair market value thereof, as determined in good faith by a majority of the Board (taking into account, if applicable, any restrictions on the free marketability of such assets, securities or other property, arising under applicable securities laws or otherwise (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate of the Corporation or the entity surviving or resulting from a Change of Control)), except that any securities to be distributed to stockholders in any Liquidation Transaction shall be valued as follows:

(i) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(A) if the securities are then traded on a national securities exchange, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three days prior to the distribution; and

(B) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three days prior to the distribution; and

(C) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by a majority of the Board, which majority shall include at least two Series A Preferred Stock Representatives, the Series B Preferred Stock Representative, one of the Series C Preferred Stock Representatives, the Series E Preferred Stock Representative and the Series F Preferred Stock Representative, if any.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subsections (i)(A), (i)(B) or (i)(C) of this Section 3(d) to reflect the approximate fair market value thereof, as determined in good faith by a majority of the Board, which majority shall include at least two Series A Preferred Stock Representatives, the Series B Preferred Stock Representative, one of the Series C Preferred Stock Representatives, the Series E Preferred Stock Representative and the Series F Preferred Stock Representative, if any.

(e) Notice of Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any proposed dissolution, liquidation or winding up of the Corporation (including without limitation any Change of Control) not later than 10 days prior to the earlier of (i) the date on which any meeting of the stockholders of the Corporation is to be held for the purpose of considering and voting upon such action or transaction and (ii) the date on which the right of such holder to receive any assets, securities or other property (including cash) in connection therewith will be fixed. Such notice shall describe the material terms and conditions of the proposed action or transaction, and the Corporation shall thereafter give such holder prompt notice of any material changes to such terms and conditions. The action or transaction shall in no event be effected sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, the holders of at least 60% of the outstanding shares of Series B Preferred Stock, the holders of a majority of the outstanding shares of Series C Preferred Stock, the holders of a majority of the outstanding shares of Series D Preferred Stock, the holders of a majority of the outstanding shares of Series E Preferred Stock, and the holders of a majority of the outstanding shares of Series F Preferred Stock, voting as separate classes.

4. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of any series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price applicable to such series of Preferred Stock by the Conversion Price (as defined below) applicable to such series of Preferred Stock in effect at the time of conversion. The “Conversion Price” applicable to each series of Preferred Stock as of the Filing Date is as follows: $1.00 in the case of Series A-1 Preferred Stock, $1.563 in the case of Series A-2 Preferred Stock, $3.12 in the case of Series B Preferred Stock, $5.9377 in the case of Series C-1 Preferred Stock, $10.3603 in the case of Series C-2 Preferred Stock, $12.3667 in the case of Series D-2 Preferred Stock, $12.3667 in the case of Series D-3 Preferred Stock, $7.3668 in the case of the Series E Preferred Stock, and $3.9643 in the case of the Series F Preferred Stock, each such Conversion Price subject to adjustment (including upon the issuance of shares of Series F Preferred Stock) as provided below. The number of shares of Common Stock into which a share of any series of Preferred Stock is convertible is hereinafter referred to as the “Conversion Rate” applicable to such series of Preferred Stock.

(b) Automatic Conversion. Each share of each series of Preferred Stock shall automatically convert into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Original Issue Price applicable to such series of Preferred Stock by (ii) the Conversion Price applicable to such series of Preferred Stock at the time (after giving effect to the adjustments in Section 4(e), if applicable), immediately upon the earlier of (A) the date specified by the vote or written consent of the holders of a majority of the outstanding shares of Series F Preferred Stock, the holders of a majority of the outstanding shares of Series E Preferred Stock, the holders of a majority of the outstanding shares of Series D Preferred Stock, the holders of a majority of the outstanding shares of Series C Preferred Stock, the holders of at least 60% of the outstanding shares of Series B Preferred Stock, and the holders of a majority of the outstanding shares of Series A Preferred Stock voting separately by class on an as-if converted to Common Stock basis (B) the consummation of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering, underwritten by an investment bank of national standing approved by a majority of the Board, which majority shall include at least two Series A Preferred Stock Representatives, the Series B Preferred Stock Representative, one of the Series C Preferred Stock Representatives, the Series E Preferred Stock Representative and the Series F Preferred Stock Representative, if any, pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which per share is not less than $10.00 (appropriately adjusted for any stock split, dividend, combination, recapitalization or similar event) and which results in aggregate cash proceeds to the Corporation of at least $80,000,000 (before deducting underwriting discounts and commissions) (a “Qualified IPO”).

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and provided, further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion, on the date specified in the stockholder vote or consent or on the closing of the Qualified IPO, as the case may be, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Fractional Shares. In lieu of any fractional shares of Common Stock to which the holder of any series of Preferred Stock would otherwise be entitled upon conversion, the Corporation shall pay cash to such holder equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(e) Adjustment of Conversion Price. The Conversion Prices applicable to any series of Preferred Stock shall be subject to adjustment from time to time as follows.

(i) If the Corporation at any time on or after the Filing Date shall issue (or, pursuant to Section 4(e)(i)(E) below, shall be deemed to have issued) any Common Stock other than Excluded Stock (as defined below) for a consideration per share less than the Conversion Price applicable to any series of Preferred Stock (or, in the case of Series A-2 Preferred Stock, for a consideration per share less than the Anti-Dilution Hurdle in connection with the first adjustment, if any, to the Conversion Price applicable to the Series A-2 Preferred Stock under this provision) including for purposes of the adjustments contemplated by Sections 4(e)(i)(A) and 4(e)(i)(B) below, the Corporation’s first issuance of Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act (an “IPO”) if such IPO is not a Qualified IPO, in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Sections 4(e)(iii), 4(e)(iv), 4(e)(v) and 4(e)(vi)) (“Additional Shares of Common Stock”), the Conversion Price applicable to such series of Preferred Stock shall be reduced, concurrently with such issue (or, with respect to an IPO, immediately prior to the conversion of the Preferred Stock in connection therewith if such conversion occurs prior to such issue), to a price (calculated to the nearest one-one-hundredth (1/100) of a cent) determined:

(A) In the case of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series F Preferred Stock, by multiplying such Conversion Price in effect on the date of and immediately prior to such issue by a fraction, (1) the numerator of which shall be the sum of (A) the number of shares of Common Stock issued and outstanding immediately prior to such issue, (B) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue, (C) the number of shares of Common Stock issuable upon conversion or exercise of convertible securities (other than the Preferred Stock), options, and warrants outstanding immediately prior to such issue (other than the Lender Series F Warrant, unless such warrant is then exercisable), and (D) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect on the date of and immediately prior to such issue; and (2) the denominator of which shall be the sum of (A) the number of shares of Common Stock issued and outstanding immediately prior to such issue, (B) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue, (C) the number of shares of Common Stock issuable upon conversion or exercise of convertible securities (other than the Preferred Stock), options, and warrants outstanding immediately prior to such issue (other than the Lender Series F Warrant, unless such warrant is then exercisable), and (D) the number of such Additional Shares of Common Stock so issued.

(B) In the case of the Series E Preferred Stock, (1) at any time prior to or including December 15, 2009, by reducing Conversion Price of the Series E Preferred Stock to an amount equal to the consideration per share at which the Corporation issued (or, pursuant to Section 4(e)(i)(E), shall be deemed to have issued) such Additional Shares of Common Stock and (2) at any time after December 15, 2009, by:

Multiplying the Conversion Price of the Series E Preferred Stock in effect on the date of and immediately prior to such issue by a fraction, (1) the numerator of which shall be the sum of (A) the number of shares of Common Stock issued and outstanding immediately prior to such issue, (B) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue, (C) the number of shares of Common Stock issuable upon conversion or exercise of convertible securities (other than the Preferred Stock), options, and warrants outstanding immediately prior to such issue (other than the Lender Series F Warrant, unless such warrant is then exercisable), and (D) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect on the date of and immediately prior to such issue; and (2) the denominator of which shall be the sum of (A) the number of shares of Common Stock issued and outstanding immediately prior to such issue, (B) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue, (C) the number of shares of Common Stock issuable upon conversion or exercise of convertible securities (other than the Preferred Stock), options, and warrants outstanding immediately prior to such issue (other than the Lender Series F Warrant, unless such warrant is then exercisable), and (D) the number of such Additional Shares of Common Stock so issued.

For the purposes of any adjustment of any Conversion Price pursuant to this clause (i), the following provisions shall be applicable:

(C) In the case of the issuance of Common Stock for cash, including, if applicable, in an IPO, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

(D) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board, in accordance with generally accepted accounting treatment.

(E) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities (other than Excluded Stock):

(1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights;

(3) if such options or convertible securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, such Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such options or the rights of conversion or exchange under such convertible securities (provided, however, that no such adjustment of such Conversion Price shall affect Common Stock previously issued upon conversion of any Preferred Stock); and

(4) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, such Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

(ii) “Excluded Stock” shall mean:

(A) shares of Common Stock issued and outstanding immediately prior to the filing of this Certificate of Incorporation;

(B) up to: (1) 8,740,917, prior to the Closing, or (2) 31,286,907, from and after the Closing, shares of Common Stock (or options therefor, which number of shares or options shall be appropriately adjusted for any stock split, dividend, combination, recapitalization or similar event and shall not limit the reissuance of options or shares of Common Stock that are either cancelled after grant or repurchased after exercise, respectively) issued or granted to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board (in addition to shares previously issued upon exercise of options granted under the Corporation’s 2005 Equity Incentive Plan, but inclusive of options issued under the Corporation’s 2005 Equity Incentive Plan and outstanding on the date hereof) or such larger number of shares as may be determined by a majority of the Board, which majority shall include at least two Series A Preferred Stock Representatives, the Series B Preferred Stock Representative, one of the Series C Preferred Stock Representatives, the Series E Preferred Stock Representative and the Series F Preferred Stock Representative, if any;

(C) securities issued pursuant to the conversion of convertible securities of the Corporation or exercise of options or warrants of the Corporation that are outstanding as of immediately prior to the filing of this Certificate of Incorporation, including but not limited to (1) shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock issuable upon exercise of warrants outstanding as of immediately prior to the filing of this

Certificate of Incorporation (the “Series A Warrants”) and the shares of Common Stock issuable upon conversion of such shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, (2) the shares of Common Stock issuable upon exercise of warrants (as amended by that certain Amendment to Warrants dated on or about November 24, 2008 by and among the Corporation and certain investors) issued pursuant to the Equity Purchase Agreement and outstanding as of immediately prior to the filing of this Certificate of Incorporation, (3) the shares of Common Stock issuable upon exercise of warrants issued pursuant to the Note and Warrant Purchase Agreement and outstanding as of immediately prior to the filing of this Certificate of Incorporation, and (4) the shares of Common Stock issuable upon exercise of the warrants (as amended by that certain Amendment to Warrants dated on or about July 17, 2009, by the Corporation and certain investors) issued pursuant to the Series E Purchase Agreement and the Stock Exchange Agreement;

(D) shares of Common Stock issuable upon exercise of warrants to be issued pursuant to the Series F Purchase Agreement and the Loan and Security Agreement;

(E) shares of Series F Preferred Stock issuable upon exercise of the Lender Series F Warrant and the shares of Common Stock issuable upon conversion of such shares of Series F Preferred Stock;

(F) shares issued as a dividend or distribution on Preferred Stock, or any event for which adjustment is made pursuant to Section 4(e)(iii) or Section 4(e)(iv);

(G) securities issued to lease companies, real estate lessors, banks or financial institutions in connection with commercial credit arrangements, equipment financings, leases, venture loans, manufacturing facility financings or similar transactions, provided such issuances are primarily for other than equity financing purposes, in each case has been approved by the Board, including at least two Series A Preferred Stock Representatives, the Series B Preferred Stock Representative, one of the Series C Preferred Stock Representatives, the Series E Preferred Stock Representative and the Series F Preferred Stock Representative, if any;

(H) shares of Common Stock issued or issuable in a Qualified IPO;

(I) up to 303,580 shares of Common Stock, as adjusted for any stock dividends, combinations, splits, recapitalizations or the like on, of or affecting such Common Stock, issuable to RockPort Capital Partners II, L.P. pursuant to that certain Stock Option Agreement dated as of November 30, 2006;

(J) securities for which the holders of a majority of the outstanding shares of Series A Preferred Stock, the holders of at least 60% of the outstanding shares of Series B Preferred Stock, the holders of a majority of the outstanding shares of Series C-1 Preferred Stock, the holders of at least two-thirds of the outstanding shares of Series C-2 Preferred Stock, the holders of a majority of the outstanding shares of Series D Preferred Stock, the holders of a majority of the outstanding shares of Series E Preferred Stock, and the holders of a majority of the outstanding shares of Series F Preferred Stock, each voting separately as a class, shall have elected by an affirmative vote or by written consent to treat as and be deemed to be “Excluded Stock” for purposes of this Certificate of Incorporation; and

(K) shares of Common Stock issued or deemed issued pursuant to Section 4(e)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(e).

All outstanding shares of Excluded Stock (including shares issuable upon conversion of the Preferred Stock) shall be deemed to be outstanding for all purposes of the computations of Section 4(e)(i).

(iii) If the number of shares of Common Stock outstanding at any time after the Filing Date is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price applicable to each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price applicable to each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(v) In the event that the Corporation at any time after the Filing Date shall declare a cash dividend upon its Common Stock or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of Series A-1 Preferred Stock, the holders of Series A-2 Preferred Stock, the holders of Series B Preferred Stock, the holders of Series C-1 Preferred Stock, the holders of Series C-2 Preferred Stock, the holders of Series D-2 Preferred Stock, the holders of Series D-3 Preferred Stock, the holders of Series E Preferred Stock and the holders of the Series F Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock, the Series C-1 Preferred Stock, the Series C-2 Preferred Stock, the Series D-2 Preferred Stock, the Series D-3 Preferred Stock, the Series E Preferred Stock, and the Series F Preferred Stock, as the case may be, is then convertible.

(vi) In the event, at any time after the Filing Date, of any capital reorganization, or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares covered by clause (iii), (iv) or (v) above), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Preferred Stock into Common Stock. The provisions of this clause (vi) shall similarly apply to successive reorganizations, reclassification, consolidations, mergers, sales or other dispositions.

(vii) All calculations under this Section 4 shall be made to the nearest one-one-hundredth (1/100) of a cent or to the nearest one-ten-thousandths (1/10,000) of a share, as the case may be.

(f) Minimal Adjustments. No adjustment in a Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than $0.0001. Any adjustment of less than $0.0001 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.0001 or more in a Conversion Price.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price applicable to any series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each affected holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Prices applicable to each series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution (other than a cash dividend), any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least 20 days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right, or, if a record is not to be taken, a notice specifying (i) the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution or rights are to be determined or the date on which such dividend, granting of rights, reclassification, reorganization, share exchange, consolidation, merger, sale, lease, exchange, dissolution, liquidation or winding up is expected to become effective, and (ii) the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such dividend, granting of rights, reclassification, reorganization, share exchange, consolidation, liquidation, merger, sale, lease, exchange, dissolution, liquidation or winding up.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(j) Notices. Any notice required by the provisions of this Section 4 to be given to any holder of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the Corporation’s books.

(k) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock, voting as a separate class; provided, however, that in the case of the Series C-2 Preferred Stock, any such waiver shall require the approval (by vote or written consent) of the holders of at least two-thirds of the outstanding Series C-2 Preferred Stock. Any such waiver shall bind all current and future holders of shares of such series of Preferred Stock.

(l) Reissuance of Converted Shares. No shares of Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the Corporation.

5. Voting Rights. The holders of Preferred Stock and the holders of Common Stock shall vote together as a single class except as otherwise required herein or by law.

(a) General. In addition to the special voting rights set forth herein or provided under applicable law, each holder of Preferred Stock shall be (i) entitled to notice of any meeting of stockholders in accordance with the Bylaws of the Corporation, (ii) entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, and (iii) entitled to cast a number of votes equal to the number of shares of Common Stock into which such holder’s shares of Preferred Stock could then be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Election of Directors. The members constituting the Board shall be nominated and elected as follows: (i) the holders of the outstanding shares of Common Stock, voting together as a single class, shall have the right to nominate and elect two directors to the Board, (ii) the holders of the outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis, shall have the right to nominate and elect three directors to the Board (the directors so nominated and elected as of any given time, the “Series A Preferred Stock Representatives”), (iii) the holders of the outstanding shares of Series B Preferred Stock, voting together as a single class, shall have the right to nominate and elect one director (the “Series B Preferred Stock Representative”), (iv) the holders of the outstanding shares of Series C-1 Preferred Stock, voting together as a single class, shall have the right to nominate and elect two directors (the “Series C Preferred Stock Representatives), (v) the holders of the outstanding shares of Series E Preferred Stock, voting together as a single class, shall have the right to nominate and elect one director (the “Series E Preferred Stock Representative”), (vi) if the Closing occurs, the holders of the outstanding shares of Series F Preferred Stock, voting together as a single class, shall have the right to nominate and elect one director (the “Series F Preferred Stock Representative,” and together with the Series A Preferred Stock Representatives, Series B Preferred Stock Representative, Series C Preferred Stock Representatives and the Series E Preferred Stock Representatives, the “Preferred Stock Representatives”), and (vii) the holders of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-if converted to Common Stock basis, shall have the right to nominate and elect all other directors. The election of directors as provided above shall occur at the annual meeting or any special meeting called for such purpose or by written consent of the stockholders entitled to vote. In the event of a vacancy of a directorship, such vacancy shall be filled only by the affirmative vote of the holders of the outstanding shares of the class or series of stock entitled to elect such director. Any director elected by the holders of a particular class or series of stock may be removed during such director’s term of office, either with or without cause, only by the affirmative vote of the holders of the outstanding shares of the class or series entitled to elect such director. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, a majority of the directors of the Corporation then in office may fill the newly created directorship resulting from the increase in the size of the Board from eleven (11) to twelve (12) directors contemplated by the Series F Purchase Agreement, which newly created directorship will be newly created immediately prior to the Closing and will be filled by the Series F Preferred Stock Representative upon the Closing.

6. Protective Provisions.

(a) Neither the Corporation nor any subsidiary thereof shall (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent) of the holders of a majority of the outstanding shares of Series A Preferred Stock, the holders of at least 60% of the outstanding shares of Series B Preferred Stock and the holders of a majority of the outstanding shares of Series C Preferred Stock, each voting as a separate class on an as-if converted to Common Stock basis, take any action that:

(i) results in any Change of Control or other Liquidation Transaction;

(ii) results in the redemption or repurchase of any shares of Common Stock (other than pursuant to equity incentive agreements with employees and other service providers giving the Corporation the right to repurchase shares upon the termination of services at the original cost of such shares) or any shares of any series of Preferred Stock;

(iii) results in the sale, transfer, license or encumbrance of any material asset of the Corporation or a material portion of the Corporation’s assets (other than encumbrances granted or otherwise created in connection with the DOE Loan Guarantee Financing);

(iv) amends any provision of the Corporation’s Certificate of Incorporation or Bylaws.

(v) authorizes or results in the issuance of shares of Common Stock to service providers of the Corporation beyond the amounts approved for such service providers by a majority of the Board, including at least two of the Series A Preferred Stock Representatives, the Series B Preferred Stock Representative and one of the Series C Preferred Stock Representatives;

(vi) authorizes, issues or creates (by reclassification or otherwise) any new security of the Corporation (including any debt instrument convertible into any equity security of the Corporation) that ranks senior to or on parity with any series of Preferred Stock as to dividends, liquidation, voting, redemption, conversion or antidilution rights;

(vii) alters or changes the rights, preferences or privileges of the shares of Preferred Stock so as to adversely affect the shares;

(viii) increases or decreases (other than by redemption or conversion) the total number of authorized shares of Preferred Stock;

(ix) authorizes or results in the issuance of shares of Preferred Stock other than (A) pursuant to the Series F Purchase Agreement, (B) upon exercise of the Lender Series F Warrant, (C) upon exercise of the Series A Warrants or (D) upon exercise of options or warrants to purchase Preferred Stock issued in connection with equipment lease, venture loan, manufacturing facility loans or other similar transactions approved by a majority of the Board, including at least two of the Series A Preferred Stock Representatives, the Series B Preferred Stock Representative and the Series C Preferred Stock Representative);

(x) increases or decreases the authorized number of directors of the Corporation comprising the Board, except a change approved by at least two Series A Preferred Stock Representatives, the Series B Preferred Stock Representative and each of the Series C Preferred Stock Representatives;

(xi) results in the declaration or payment of, or the setting apart for payment of, a dividend or other distribution on Common Stock or any other class or series of capital stock of the Corporation; or

(xii) results in a public offering of securities by the Corporation or its subsidiaries;

provided, however, that if the effect of any of the foregoing is to treat the holders of Series C-2 Preferred Stock adversely in a manner different from the manner in which the holders of Series C-1 Preferred Stock are treated by virtue of their ownership of such stock (it being understood that if such effect, when measured on a per share basis, is different in amount based solely on the difference between what the holders of Series C-1 Preferred Stock and the holders of Series C-2 Preferred Stock are entitled to receive per share under this Certificate of Incorporation, as amended from time to time, then such effect shall not be deemed adversely different for purposes hereof), then the prior approval (by vote or written consent) of the holders of at least two-thirds of the outstanding shares of Series C-2 Preferred Stock shall also be required.

(b) Neither the Corporation nor any subsidiary thereof shall (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent) of the holders of a majority of the outstanding shares of Series D Preferred Stock and the holders of a majority of the outstanding shares of Series E Preferred Stock, each voting as a separate class on an as-if converted to Common Stock basis, take any action that:

(i) authorizes, issues or creates (by reclassification or otherwise) any new security of the Corporation (including any debt instrument convertible into any equity security of the Corporation) that ranks senior to or on parity with the Series D-2 Preferred Stock, Series D-3 Preferred Stock, or Series E Preferred Stock as to dividends, liquidation, voting, redemption, conversion or antidilution rights;

(ii) results in the declaration or payment of, or the setting apart for payment of, a dividend or other distribution on Common Stock or any other class or series of capital stock of the Corporation;

(iii) results in the redemption or repurchase of any shares of Common Stock (other than pursuant to equity incentive agreements with employees and other service providers giving the Corporation the right to repurchase shares upon the termination of services at the original cost of such shares) or any shares of any series of Preferred Stock;

(iv) results in any Change of Control or other Liquidation Transaction;

(v) increases or decreases (other than by redemption or conversion) the total number of authorized shares of Common Stock or Preferred Stock;

(vi) alters or changes the rights, preferences or privileges of the shares of Preferred Stock so as to adversely affect the shares;

(vii) increases or decreases the authorized number of directors of the Corporation comprising the Board, except a change approved by the Series E Representative;

(viii) amends or repeals any provision of the Corporation’s Certificate of Incorporation or Bylaws;

(ix) results in the sale, transfer, license or encumbrance of any material asset of the Corporation or a material portion of the Corporation’s assets (other than encumbrances granted or otherwise created in connection with the DOE Loan Guarantee Financing); or

(x) results in the sale or issuance of any shares of Series F Preferred Stock other than (A) pursuant to the Series F Purchase Agreement or (B) upon the exercise of the Lender Series F Warrant.

(c) So long as at least (1) 12,612,567 shares of Series F Preferred Stock are outstanding or (2) such lesser number of shares of Series F Preferred Stock as is equal to the number of shares of Series F Preferred Stock issued upon the net exercise of the Lender Series F Warrant in its entirety are outstanding, neither the Corporation nor any subsidiary thereof shall (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent) of the holders of a majority of the outstanding shares of Series F Preferred Stock voting on an as-if converted to Common Stock basis, take any action that:

(i) authorizes, issues or creates (by reclassification or otherwise) any new security of the Corporation (including any debt instrument convertible into any equity security of the Corporation) that ranks senior to or on parity with the Series F Preferred Stock as to dividends, liquidation, voting, redemption, conversion or antidilution rights;

(ii) results in the declaration or payment of, or the setting apart for payment of, a dividend or other distribution on Common Stock or any other class or series of capital stock of the Corporation;

(iii) results in the redemption or repurchase of any shares of Common Stock (other than pursuant to equity incentive agreements with employees and other service providers giving the Corporation the right to repurchase shares upon the termination of services at the original cost of such shares) or any shares of any series of Preferred Stock;

(iv) results in any Change of Control or other Liquidation Transaction;

(v) increases or decreases (other than by redemption or conversion) the total number of authorized shares of Common Stock or Preferred Stock;

(vi) alters or changes the rights, preferences or privileges of the shares of Preferred Stock so as to adversely affect the shares;

(vii) increases or decreases the authorized number of directors of the Corporation comprising the Board;

(viii) amends or repeals any provision of the Corporation’s Certificate of Incorporation or Bylaws; or

(ix) results in the sale, transfer, license or encumbrance of any material asset of the Corporation or a material portion of the Corporation’s assets (other than encumbrances granted or otherwise created in connection with the DOE Loan Guarantee Financing).

(C) Common Stock.

1. Dividend Rights. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board in its sole discretion, subject to provisions of law, any provision of this Certificate of Incorporation and the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder, provided that any dividend declared or paid shall be declared and paid in an equal amount on each share of the Common Stock.

2. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled, subject to the rights and preferences of the holders of shares of Preferred Stock authorized and issued hereunder, to share ratably, in proportion to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

3. Redemption. The Common Stock is not redeemable at the option of the holder thereof.

4. Voting Rights. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held, and shall be entitled to notice of any meeting of stockholders in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as provided in this Certificate of Incorporation and as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote (as determined viewing the Preferred Stock on an as-if converted to Common Stock basis) and without a separate class vote of the Common Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

Subject to Section 6 of Article IV, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VI

The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

The number of directors that will constitute the whole Board shall be determined in the manner set forth in the Bylaws of the Corporation.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE IX

To the fullest extent permitted by the General Corporation Law or any other applicable law as now in effect or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director of the Corporation.

The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. This indemnification provided herein shall inure to the benefit of the heirs, executors and administrators of each person referred to in the immediately preceding sentence.

Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE XI

Except as provided in Article IX or Article X, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, Solyndra, Inc. has caused this Eighth Amended and Restated Certificate of Incorporation to be signed by the undersigned duly authorized officer on this 16th day of July, 2009.

SOLYNDRA, INC.

By:	/s/ W.G. Stover, Jr.
Name:	W.G. Stover, Jr.
Title:	Vice President, Finance and Chief Financial Officer